Exhibit 99.1

NEWS RELEASE — FINAL

Media Contact:
Kathy Stahlman, @Road Public Relations
(510) 870-1144
kstahlman@road-inc.com

@Road® Ranked Number One Fastest Growing Silicon Valley Technology Company in
Deloitte Technology Fast 50 Program

@Road Recognized for its 65,224 Percent Revenue Growth

FREMONT, CA – October 24, 2003 – @Road (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, has been named the number one fastest growing technology company to Deloitte’s prestigious Technology Fast 50 Program for Silicon Valley, a ranking of the 50 fastest growing technology companies in the area by Deloitte, one of the nation’s leading professional services firms. Rankings are based on the percentage of growth in fiscal year revenues over five years, from 1998–2002. @Road revenues increased by 65,224 percent for the five-year period, resulting in the highest overall ranking in the Silicon Valley Fast 50.

“We are proud to honor @Road as the highest ranked Deloitte Technology Silicon Valley Fast 50 winner,” said Roy Avondet, lead partner for Deloitte’s Technology, Media & Telecommunications program in Silicon Valley. “The Deloitte Silicon Valley Technology Fast 50 companies have shown the strength, vision and temerity to succeed despite a very challenging technology environment. In today’s economy, in excess of triple digit percentage revenue growth is an exceptional accomplishment. We commend @Road for making the commitment to technology and delivering on the promise of market longevity.”

In addition to ranking number one on the Deloitte Silicon Valley Technology Fast 50, @Road ranked ninth on the 2003 Deloitte Technology Fast 500, which is a ranking of the 500 fastest growing technology firms in North America.

“Being ranked the number one fastest growing Silicon Valley company by the Deloitte Fast 50 program is a tremendous honor,” said Krish Panu, president and CEO of @Road. “We view this type of recognition as further validation of @Road as a technology leader and an illustration of the success of our vision and business objectives. We believe that critical factors contributing to our extraordinary growth rate include the growing adoption of @Road MRM services by large enterprise customers, a scalable technology platform, subscription-based business model, focused and committed management and dedicated employees.”

Fast 50 Selection and Qualifications

To qualify for the Technology Fast 50, companies must have had operating revenues of at least $50,000 in 1998 and $1,000,000 in 2002, must be public or private companies headquartered in North America, and be a “technology company” defined as owning technology that contributes to a significant portion of the company’s operating revenues (using other companies’ technology in a unique way does not qualify); and/or devoting a significant proportion of revenues to research and development of technology.

Winners of the 20 regional Technology Fast 50 programs in the United States and Canada are automatically entered in the Deloitte Technology Fast 500 program, which ranks North America’s top 500 fastest growing technology companies. For more information on the Deloitte Fast 50 or Fast 500 programs, visit www.fast500.com.

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 117,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

About Deloitte

Deloitte, one of the nation’s leading professional services firms, provides audit, tax, financial advisory services and consulting through nearly 30,000 people in more than 80 U.S. cities. The firm is dedicated to helping its clients and its people excel. Known as an employer of choice for innovative human resources programs, Deloitte has been recognized as one of the “100 Best Companies to Work For in America” by Fortune magazine for six consecutive years. “Deloitte” refers to Deloitte & Touche LLP and affiliated entities. Deloitte is the US member firm of Deloitte Touche Tohmatsu. Deloitte Touche Tohmatsu is a Swiss Verein (association), and, as such, neither Deloitte Touche Tohmatsu nor any of its member firms has any liability for each other’s acts or omissions.

Each of the member firms is a separate and independent legal entity operating under the name “Deloitte,” “Deloitte & Touche,” “Deloitte Touche Tohmatsu” or other related names. The services described herein are provided by the US member firm and not by the Deloitte Touche Tohmatsu Verein. For more information, please visit Deloitte’s web site at www.deloitte.com/us.

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@Road is a registered trademark of At Road, Inc. All other trademarks and service marks are the property of their respective owners.